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                                                                    EXHIBIT 4.2



                             [NEOTHERAPEUTICS LOGO]



                                  June 12, 2001



CANTOR FITZGERALD & CO.
One World Trade Center
New York, NY 10048


Dear Sirs/Ladies:

        Pursuant to the terms of that certain Letter Agreement dated April 11, 2001, by and between Cantor Fitzgerald & Co. and NeoTherapeutics, Inc. (the "Letter Agreement"), the parties to the Letter Agreement hereby agree to amend the Letter Agreement as follows:

        (1) Add subsections D and E to Section 3 of the Letter Agreement to read in their entirety as follows:

        "D. With respect to each accepted Placement Notice under either Sales Agreement dated June 12, 2001 (collectively, the "Sales Agreements"), by and between the Company and CF&Co, the Company will issue to CF&Co a five year warrant to purchase shares of Common Stock of the Company in an amount equal to 10% of the number of shares of Common Stock sold by the Company pursuant to such Placement Notice. Each such warrant will have an exercise price equal to 130% of the volume weighted average sale price of the shares of Common Stock sold pursuant to the applicable Placement Notice, will be dated as of the last Settlement Date (as defined in the Sales Agreements) for sales of Common Stock made under the applicable Placement Notice and will otherwise be in substantially the form attached hereto as Exhibit A. Each such warrant shall be delivered to CF&Co within seven days after the later of: (i) the last Settlement Date for sales of Common Stock made under the applicable Placement Notice, or
(ii) the date on which the Company receives written notice from CF&Co that no further sales will be made pursuant to such Placement Notice.

        E. (i) Until the aggregate cash fees paid, or deemed paid pursuant to paragraph (vi) below, to CF&Co under the Sales Agreements and this subsection E equals or exceeds $336,000, promptly after the closing of each sale or deemed sale by the Company of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), made as part of a Financing Transaction (as defined below), subject to the exceptions set forth below, the Company shall pay to CF&Co a cash fee equal to 2% of the Company's gross proceeds received at such closing. In addition, until the Company has issued, including warrants deemed issued pursuant to paragraph (vi) below, warrants to CF&Co under subsections D and E hereof with respect to sales or deemed sales of shares of Common Stock, including Initial Payments (as defined below), having aggregate gross proceeds of $8,400,000, promptly after the closing of each sale or deemed sale by the Company of shares of Common Stock made as part of a


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Financing Transaction, subject to the exceptions set forth below, the Company shall issue to CF&Co a warrant to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold by the Company in such closing, dated as of the date of such closing, with an exercise price per share equal to 130% of the volume weighted average price per share of the Common Stock sold or deemed to be sold in such closing, which warrant shall otherwise be in the form attached hereto as Exhibit A. The cash fee payable and warrants issuable pursuant to this paragraph (i) with respect to any sale or deemed sale of Common Stock shall be referred to collectively as the "Alternative Financing Fee". For the purposes of this subsection E, a "Financing Transaction" shall mean any transaction in which the Company sells or issues securities to or through a party or parties other than CF&Co or its affiliates, prior to such time as both Sales Agreements have been terminated by either party thereto, in return for cash consideration, other than (x) sales or issuances upon the exercise of options, warrants or other rights to acquire securities of the Company issued to employees of or consultants to the Company or any of its subsidiaries or (y) sales or issuances made to an entity which is, itself or through its subsidiaries or affiliates, an operating company in a business related to the business of the Company and in connection with which the Company receives material benefits in addition to the investment of funds.

            (ii) The Company shall not be required to pay the Alternative Financing Fee for sales or deemed sales of Common Stock made to or through a party or parties other than CF&Co if such sale meets any of the following conditions (each such sale, an "Exempt Sale"):

                (a) CF&Co fails to sell shares of Common Stock for gross proceeds of at least $3,000,000 pursuant to an accepted Placement Notice under either Sales Agreement within 30 days after the date of acceptance at such Placement Notice, where (x) such Placement Notice permits sales of Common Stock having proceeds of at least $3,000,000 over a period of at least 30 days, and (y) the Company does not suspend sales under such Placement Notice pursuant to the terms of the applicable Sales Agreement or sell or offer to sell shares of Common Stock in violation of Section 7(j) of the applicable Sales Agreement, and the closing of the Exempt Sale occurs within 90 days after the end of such 30 day period at a sale price per share not less than the product of: (x) the volume weighted average price of the Common Stock for sales made through the Nasdaq National Market, as reported by Bloomberg, L.P. (the "VWAP"), on the date on which the definitive written purchase agreement related to such Exempt Sale is entered into, unless such written agreement specifies another date or period for determining the purchase price for such Exempt Sale, in which case, the applicable VWAP shall be that reported for such specified date or, if applicable, the last date of the specified period; multiplied by (y) a fraction, the numerator of which is the minimum price at which CF&Co was permitted to make sales under the applicable Placement Notice, and the denominator of which is the VWAP for the first 30 days of the period covered by such Placement Notice.

                (b) CF&Co has declined to issue a Placement Notice under either Sales Agreement within five trading days after receiving written notice of proposed placement terms from the Company, and the closing for the Exempt Sale occurs within 90 days after the end of such five trading day period at a sale price per share not less than the product of: (x) the VWAP on the date on which the definitive written purchase



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        agreement related to such Exempt Sale is entered into, unless such written agreement specifies another date or period for determining the purchase price for such Exempt Sale, in which case, the applicable VWAP shall be that reported for such specified date or, if applicable, the last date of the specified period; multiplied by (y) a fraction, the numerator of which is the minimum price at which CF&Co was permitted to make sales under the proposed placement terms, and the denominator of which is the VWAP for the five trading days immediately preceding the date of such written notice from the Company.

                (iii) Sales of securities of a subsidiary of the Company which are either convertible into or exchangeable for shares of Common Stock or securities of the Company convertible into Common Stock shall be deemed to be a sale by the Company of a security convertible into Common Stock subject to the application paragraph (iv) below; provided, that under no circumstances shall a sale of securities by any subsidiary of the Company be deemed to be a sale of securities by the Company if (x) the purchaser(s) of such securities are not granted a right to exchange such securities for Common Stock or securities of the Company convertible into Common Stock, or (y) the purchaser(s) of such securities must hold such securities for not less than 6 months before exercising any right to exchange such securities for Common Stock or securities of the Company convertible into Common Stock, in which case the sale of such securities by the subsidiary and the issuance of Common Stock or other securities by the Company upon the exercise of such exchange or conversion rights, including the issuance of Common Stock upon conversion or exercise or in exchange for such other securities of the Company, shall be deemed to be an Exempt Sale not subject to the payment of Alternative Financing Fees.

                (iv) For the purposes of this subsection E, the sale by the Company of a security convertible into Common Stock without the payment of additional consideration to the Company upon such conversion shall be deemed to be the sale by the Company on the date of such sale of the number of shares of Common Stock into which such convertible securities would be convertible if converted on the date of the sale of such convertible securities, for the aggregate gross cash consideration received by the Company upon issuance of such convertible securities.

                (v) If the Company issues, in return for cash consideration (each, an "Initial Payment"), as part of a Financing Transaction, securities ("Cash Securities") exercisable, convertible or exchangeable (collectively, "Exercisable", and the exercise, conversion or exchange thereof collectively, "Exercise") into Common Stock upon the payment of additional consideration, the Company shall pay to CF&Co a cash fee equal to 2% of such Initial Payment, and shall issue to CF&Co a warrant to purchase a number of shares of Common Stock equal to 10% of the quotient obtained by dividing the Initial Payment by the VWAP on the date on which the Company received the Initial Payment, rounded to the nearest whole number, dated as of such date, with an exercise price per share equal to 130% of the VWAP on such date, which warrant shall otherwise be in the form attached hereto as Exhibit A, and such cash fee and warrant shall be deemed to be an Alternative Financing Fee for all purposes under this Agreement. For the purposes only of determining the exercise price of the warrant component of any Alternative Financing Fee payable with respect to the Exercise of Cash Securities, the applicable Initial Payment shall be deemed to be received by the Company upon such Exercise as gross proceeds from the issuance of the corresponding Common Stock, and a pro rata portion of such Initial Payment shall be included in calculating the per share purchase price of such Common Stock, based upon the number of shares of Common Stock issued upon such Exercise;



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provided, however, that in the case of a partial Exercise of any Cash
Securities, only such portion (the "Exercised Portion") of the Initial Payment applicable to such portion of such securities as are Exercised shall be deemed to be received by the Company upon such Exercise, determined by comparing the number of shares of Common Stock issued upon such Exercise to the maximum number of shares of Common Stock issuable upon full Exercise of the Cash Securities issued in return for such Initial Payment, if there is such a maximum number, or if there is no such maximum number, determined on the basis of the number or principal amount of securities Exercised. In addition, no warrants shall be issued as the warrant component of any Alternative Financing Fee payable with respect to the Exercise of Cash Securities except to the extent that, and in an amount equal to the amount by which, the aggregate number of shares which would otherwise be issuable upon exercise of such warrants exceeds the number of shares issuable upon exercise of warrants issued with respect to the corresponding Initial Payment (or the Exercised Portion thereof if less than all of the applicable Cash Securities are Exercised at such time).

                (vi) For the purposes of paragraph (i) above, the Company shall be deemed to have paid to CF&Co the Alternative Financing Fee (including warrants) that would have been payable with respect to any Exempt Sale (other than transactions deemed to be Exempt Sales pursuant to paragraph (iii) above) but for the application of paragraph (ii) above.

                (vii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Alternative Financing Fee be payable under this Section E to the extent that the cash portion of such Alternative Financing Fee would cause the aggregate cash fees paid, or deemed paid pursuant to paragraph
(vi) above, to CF&Co under the Sales Agreements and this subsection E to exceed $336,000, or to the extent that immediately after the issuance the warrant portion of such Alternative Financing Fee, the Company would have issued, including warrants deemed issued pursuant to paragraph (vi) above, warrants to CF&Co under subsections D and E hereof with respect to sales or deemed sales of shares of Common Stock, including Initial Payments, having aggregate gross proceeds of $8,400,000."

        (2) Add a new Section 4 to the Letter Agreement, and to renumber the subsequent sections accordingly, such new Section 4 to read in its entirety as follows:

        "4. Registration Rights.

            A. DEFINITIONS. For purposes of this Section 4:

                (i) "Board" means the Board of Directors of the Company, as the same shall be constituted from time to time.

                (ii) "Exempt Registration" means a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the secondary sale of equity shares for cash.

                (iii) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of distributions of secondary shares.



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                (iv) "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with the provisions of this Agreement.

                (v) "person" means any individual, corporation, partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.

                (vi) "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

                (vii) The term "Registrable Securities" means as of any given date, shares of Common Stock issuable or issued upon exercise of warrants issued to CF&Co pursuant to this Agreement which warrants are or were issued as of a date not less than one year prior to such date; provided, however, that the foregoing definition shall exclude in all cases (x) any securities sold or transferred by a Holder in a transaction in which such Holder's rights under this Section 4 are not assigned, and (y) any securities that may be sold by the Holder thereof pursuant to Rule 144 under the Securities Act.

                (viii) "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                (ix) "Securities Act" means the Securities Act of 1933, as amended.

           B. FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders then holding not less than 100,000 Registrable Securities, including Registrable Securities issuable upon the exercise of warrants then held by such Holder or Holders, a written request or requests that the Company effect a resale registration statement on Form S-3 and any related qualification or compliance with respect to not less than 100,000 Registrable Securities held by such Holder or Holders, the Company will:

                (i) Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, if any; and

                (ii) As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this subsection B: (w) if Form S-3 is not available for such offering by the Holders; (x) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3



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        registration statement to be filed or declared effective at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this subsection B; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (y) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this subsection B; or (z) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                (iii) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after, and in any event within 45 days after (the "Filing Deadline"), receipt of any request or requests of the Holders and use its commercially reasonable efforts to cause such filed registration statement to become effective by the Effectiveness Date. "Effectiveness Date" means the 90th day following receipt by the Company of any request or requests of their Holders.

           C. COMPANY REGISTRATION.

                (i) Initiation. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than an Exempt Registration), the Company shall, at such time, promptly give each Holder notice of such proposed registration. Upon the written request of each Holder given within 20 days after receipt by such Holder of the Company's notice, the Company shall, subject to the provisions of the remainder of this Section C, cause to be included in such registration statement all of the Registrable Securities that each such Holder has requested to be registered.

                (ii) Underwritten Offering. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under paragraph C(i) to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.

                (iii) Demand Registration. If the registration referred to in paragraph C(i) is being made by the Company to satisfy demand registration rights (a "Demand Registration") held by any person or entity (a "Demanding Holder"), the Company shall not be required under paragraph C(i) to include any of the Holders' securities in such registration, except in such quantity as the Demanding Holder shall determine in its sole discretion, subject to the provisions of paragraph C(iv) below.

                (iv) Cutbacks. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in an underwritten



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        offering or a Demand Registration exceeds the amount of securities sold other than by the Company or the Demanding Holder, respectively, that the underwriters or Demanding Holder, respectively, determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters or Demanding Holder, respectively, determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "selling stockholder," as defined in this sentence.

                (v) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this subsection C prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

           D. OBLIGATIONS OF THE COMPANY. Whenever required under this Section 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

                (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

                (iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

                (iv) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.



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                (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                (vi) Promptly notify each Holder covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements there in (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

                (vii) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or market on which similar securities issued by the Company are then listed or traded, if applicable.

                (viii) Provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration.

                (ix) Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 4, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 4, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

           E. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such



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

information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

           F. EXPENSES OF REGISTRATION. All expenses incurred in connection with a registration requested pursuant to this Section 4, including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by Holders selling a majority of the subject Registrable Securities, such fees and disbursements not to exceed $10,000 for each requested registration, and counsel for the Company shall be borne by the Company, and any underwriters' discounts or commissions associated with Registrable Securities shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration.

           G. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 4:

                (i) The Company agrees to indemnify and hold harmless each Holder and each person, if any, who (i) controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or
        (ii) is controlled by or is under common control with a Holder from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in settlement of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which the Holder, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement or final prospectus filed with the SEC pursuant to this Section 4, or any amendment or supplement to any such registration statement or prospectus, or in any application or other document executed by or on behalf of the Company or based on written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Registrable Securities under the securities laws thereof or filed with the SEC, or (y) the omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading; provided that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage is caused directly by an untrue statement or omission made in reliance on and in conformity with information relating to the Holder and furnished in writing to the Company by the Holder expressly stating that such information is intended for inclusion in any document described in clause (i)(x) above. Any reference in this subsection G to a registration statement, prospectus or any amendment or supplement thereto shall be deemed to refer to and include any documents incorporated or deemed to be incorporated by reference



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        therein, and any reference to the terms "amend," "amendment" or
        "supplement" with respect to such registration statement or prospectus shall be deemed to refer to and include filing with the SEC of any document incorporated or deemed to be incorporated by reference therein. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

                (ii) Each Holder agrees to indemnify and hold harmless the Company and its directors and each officer of the Company who signed a registration statement in which Registrable Securities are included, and each person, if any, who (x) controls the Company within the meaning of
        Section 15 of the Securities Act or Section 20 of the Exchange Act or
        (y) is controlled by or is under common control with Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (i) of this subsection, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in such registration statement (or any amendments thereto) or any preliminary or final prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information and relating to such Holder furnished to the Company by such Holder expressly stating that such information is intended for use in such registration statement (or any amendment thereto) or such preliminary or final prospectus (or any amendment or supplement thereto).

                (iii) Any party that proposes to assert the right to be indemnified under this subsection G will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this subsection G, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (x) any liability that it might have to any indemnified party otherwise than under this subsection G and (y) any liability that it may have to any indemnified party under the foregoing provision of this subsection G unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (w) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (x) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (y) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (z) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this subsection G (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding. Notwithstanding any other provision of this subsection G, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel for which it is entitled to reimbursement pursuant to this subsection G, such indemnifying party agrees that it shall be liable for any settlement effected without its written consent if (x) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (y) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (z) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, at least five days prior to the date of such settlement, (x) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable and (y) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.

                (iv) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this subsection G is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or any Holder, the Company and the applicable Holders will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than the applicable Holders, such as persons who control the Company within the meaning of the Securities Act, officers of the Company who signed the applicable registration statement and directors of the Company, who also may be liable for contribution) to which the Company and the applicable Holders may be subject in such proportion as shall be appropriate to reflect the relative fault of the Company, on the one hand, and the applicable Holders, on the other, with respect to the statements or omission which resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the applicable Holders, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this subsection G(iv) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this subsection G(iv) shall be deemed to include, for the purpose of this subsection G(iv), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with subsection G(iii) hereof. Notwithstanding the foregoing provisions of this subsection G(iv), each Holder shall not be required to contribute any amount in excess of the net proceeds received by it from the offering and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this subsection G(iv), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of a Holder, will have the same rights to contribution as that party, and each officer of the Company who signed the applicable registration statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this subsection G(iv), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this subsection G(iv). Except for a settlement entered into pursuant to the last sentence of subsection G(iii) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to subsection G(iii) hereof."

        (3) Amend Section 7 (renumbered by this Amendment to be Section 8) to read in its entirety as follows:

        "8. Termination. Either party may terminate this Agreement at any time on one business day's prior written notice to the other party. Upon such termination, neither party will have any obligation to the other party, except that the provisions of Sections 3B (with respect to expenses incurred prior to such termination), 3D, 3E, 4, 6 and 11 hereof shall remain in full force and effect notwithstanding such termination."

        (4) Add an Exhibit A the form of which is attached hereto as Exhibit A.

        (5) Amend Section 3A by replacing the phrase "Section 2" in the second last sentence with the phrase "Section 3, other than pursuant to Section 3E," so that the second last sentence of Section 3A shall read in its entirety as follows:

        "The retainer will be non-refundable, provided, however, that any cash fees payable to CF&Co pursuant to this Section 3, other than pursuant to Section 3E, will be credited against the retainer."

        Except as provided herein, all other provisions of the Letter Agreement will remain in full force and effect.

        Please indicate your agreement with the foregoing by signing where indicated below and returning a signed copy to us, upon which this letter will become a binding agreement between us.



                                          Very truly yours,


                                          NEOTHERAPEUTICS, INC.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:



Agreed and Accepted
as of June 12, 2001

CANTOR FITZGERALD & CO.

By:
   ----------------------------------
   Name:
   Title: